Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated, and effective, as of January 31, 2023 (the “Effective Date”), is by and between Ispire Technology Inc., a Delaware corporation (the “Company”), and Michael Wang (“Executive”). Except where otherwise stated, capitalized terms used and not otherwise defined herein have the meanings given to them in Section 1 hereof.

WHEREAS, the Company has agreed to employ Executive under the terms of this Agreement and Executive has agreed to accept employment under this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1. Definitions.

a. Affiliate” means any Person controlling, controlled by, or under common control with the Company. The term “control” including the terms “controlling,” “controlled by,” or “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such a Person, whether through the ownership of voting shares, by contract, or otherwise.

b. Board” means the Company’s Board of Directors.

c. Business” means research and development, design, commercialization, sales, marketing and distribution of branded e-cigarettes and cannabis vaping products and related products.

d. Business Associate” means any Person that has, as of the Termination Date, a contractual business relationship with the Company that is material to the Company’s business, including a supplier, lender, borrower, guarantor, landlord or tenant, but not including Customers and employees.

e. Cause” means: (i) Executive’s conviction of a felony; (i) Executive’s commission of fraud, misappropriation, or embezzlement against the Company or any Subsidiary of the Company, Customers, or Business Associates; (iii) Executive’s material breach of any material term of this Agreement; (iv) the willful or gross negligence in the performance of Executive’s duties, or (v) Executive’s failure to follow any lawful and material business directive from the Chief Executive Officer (“CEO”) which is consistent with his position as the Company’s chief financial officer. Notwithstanding the foregoing, “Cause” shall not exist with respect to Section 1(e)(ii), 1(e)(iii), 1(e)(iv), and 1(e)(v), unless and until Executive fails to cure such condition to the Board’s reasonable satisfaction within thirty (30) days after receiving written notice from the Board which sets forth in reasonable detail the nature of the events upon which termination for Cause is based. The decision to terminate Executive’s employment for Cause, to take other action or to take no action in response to any occurrence, shall be in the sole and exclusive discretion of the Company. Executive’s employment by the Company shall also be deemed terminated for Cause if Executive resigns from the Company after the Company has made a good faith determination that one or more of the Cause events described above exists, and, after being notified of the Company’s determination, the Executive chooses to resign in lieu of being terminated for Cause.

f. Confidential Information” means all confidential, proprietary, or trade secret information, including trade secrets under the California Uniform Trade Secrets Act, and the U.S. Defend Trade Secrets Act respecting the business and activities of the Company, and/or their respective customers, suppliers, employees, or consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods, and/or strategies of the Company that are not publicly known or disclosed. “Confidential Information” also include confidential, proprietary, or trade secret information developed by Executive for Aspire or Shenzhen and any confidential information related to intellectual property that Aspire or Shenzhen has licensed to the Company. “Confidential Information” shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Executive’s breach of any portion of Section 7(b). Additionally, “Confidential Information” shall not include Executive’s own personnel information, information that is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed, and information that is independently developed by Executive outside of the services he provides or provided for the Company, outside of working time, and without use of any property, materials, Confidential Information, or resources of the Company or any predecessor.

g. Disability” means the Executive’s incapacity due to reasonably documented physical or mental illness that is reasonably expected to prevent Executive from performing Executive’s essential duties for the Company, with reasonable accommodation, for more than ninety (90) consecutive days or a total of one hundred and twenty (120) days (whether or not continuous) within a twelve (12)-month period, as reasonably determined by an independent physician selected and paid for by the Board and reasonably acceptable to Executive.

h. Good Reason” means the occurrence of any of the following, in each case during Executive’s employment without Executive’s written consent: (i) any material breach by the Company or successor of any material provision of this Agreement; or (ii) a material, adverse change in Executive’s compensation, authority, duties, or responsibilities; or (iii) a reduction in Executive’s Base Salary, provided, however, that an across-the-board reduction of Base Salary, that is a part of, and is at a level consistent with, a reduction in the base salaries paid to substantially all executive and supervisory employees of Company who are parties to an agreement with the Company that provides employment for a term of years, of no more than ten percent (10%), shall not be considered Good Reason. Moreover, Executive cannot terminate employment for Good Reason and no purported termination of employment for Good Reason shall be valid unless: (x) Executive has first provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company fails to cure the same within thirty (30) days’ after receipt of such notice; and (y) Executive resigns from Executive’s employment with the Company within ninety (90) days after the occurrence of the event that gives rise to the Good Reason.

i. Intellectual Property Rights” means, for purposes of this Agreement, rights in any registered or unregistered copyrights and all issuances, extensions, and renewals thereof, patents, patent applications and all issuances, divisionals, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals thereof, know-how, trade secrets, software code (object and source), data, applicable trademarks and service marks, and all intellectual property rights of any kind whatsoever accruing under any of the foregoing and provided by applicable law of any jurisdiction, by applicable international treaties and conventions, and otherwise throughout the world; any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the Executive’s Term of Employment by Company, including prior employment, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but not the obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

j. Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock, or other company, business trust, trust, organization, governmental authority, or other entity of any kind.

k. Subsidiary” means, with respect to any Person, any other Person of which such Person owns equity securities having a majority of the voting power in electing the board of directors (or other governing body), directly or through one or more Subsidiaries (or, in the case of a partnership, limited liability company, or other similar entity, equity securities conveying, directly or indirectly, a majority of the economic interests in such partnership or entity), including any Person of which such Person or any Subsidiary serves as general partner or managing member.

l. Termination Date” means the date Executive’s employment with the Company is terminated for any reason.

m. Work Product” means all writings, works of authorship, technology, inventions, discoveries, ideas and other works of any nature whatsoever, including, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the Term of Employment and any prior employment, and relating in any way to the Business or planned business, research or development of the Company (regardless of when or where the Work Product is or was prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims, and other tangible embodiments related to the foregoing.

2. Employment.

a.	Position and Duties/Prior Agreements.

i. Upon the terms and subject to the provisions set forth in this Agreement, during the Term of Employment (as defined below), Executive shall be employed as Chief Financial Officer of the Company and shall, if requested by the Board or the CEO, serve, for no additional consideration, in positions as chief financial officer or another senior executive officer with the Company’s subsidiaries, including as chief executive officer of Aspire North America LLC, for such period which shall not extend beyond the Term, as may be determined from time to time by the Board or the CEO. Executive shall have the duties, responsibilities, and authorities normally and customarily associated with such position and such other duties and responsibilities as may be reasonably assigned by the by the Board from time to time within the scope of Executive’s authority. Executive’s place of work shall be the Company’s offices in Los Angeles, California. It is understood that Executive shall be required to engage in significant international travel in connection with the performance of his duties.

ii. Any and all prior employment agreements between the Company and Executive, written, oral, or implied in law, are, as of the Effective Date, terminated, and are of no further force or effect.

b.	Time and Efforts.

i. During the Term of Employment, Executive shall report directly to the CEO and, other than during periods of illness, vacation periods, and reasonable leaves of absence approved by the Board, Executive shall devote Executive’s reasonable best efforts and Executive’s full business time and attention to the business and affairs of the Company. Executive shall not engage, directly or indirectly, in any other business, investment, or activity that: (A) materially interferes with the performance of Executive’s duties under this Agreement; (B) is contrary to the interests of the Company; or (C) requires any portion of Executive’s business time.

ii. Notwithstanding the foregoing, to the extent the following do not materially impair Executive’s ability to perform Executive’s duties pursuant to this Agreement or breach Executive’s obligations under this Agreement, Executive may: (i) manage Executive’s and Executive’s family’s passive personal investments and, (ii) with the Board’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), engage in charitable or civic activities and serve on the board or committee of any non-profit, charitable, corporate, trade, civic, professional, or similar organization.

c. Term of Employment. The term of employment under this Agreement shall commence on the Effective Date and shall have an initial term of three (3) years (the “Initial Term”). This Agreement shall automatically renew for successive three-month period (each, a “Renewal Term”) unless either party gives the other written notice of non-renewal not less than thirty (30) days prior to the end of the applicable Initial Term or Renewal Term (the Initial Term together with any Renewal Term, shall be referred to as the “Term of Employment”). Both parties agree and understand that this Agreement may be terminated by either the Company or Executive as provided in Section 4.

3. Compensation and Other Benefits.

a. Base Salary. During the Term of Employment, Executive shall receive a base salary per annum, payable in monthly installments or more frequently in accordance with the Company’s normal payroll practices as in effect from time to time, in the gross amount of $350,000 (the “Base Salary”), less all applicable withholdings. Executive’s Base Salary shall be reviewed by the Compensation Committee on an annual basis and set in an amount to be determined in the sole discretion of the Compensation Committee. Effective as of the date of any such change, the Base Salary, if changed, shall be the new Base Salary for all purposes of this Agreement. In the event that the Company does not have a Compensation Committee, references to the Compensation Committee shall relate to the Board.

b. Discretionary Bonus. Executive shall be eligible for such bonus, if any, as determined in the sole and absolute discretion of the Compensation Committee (the “Bonus”). Any Bonus shall be paid in accordance with the customary practices of the Company. It is understood and acknowledged that no promise has been made with respect to any Bonus.

c. Equity Grants. In connection with Executive’s appointment as an officer of the Company, the Company’s Compensation Committee, in its discretion will determine the amount of any equity award and the form it may take (options, restricted stock, restricted stock units, or phantom stock) (the ‘‘Equity Incentive”). The Equity Incentive will be granted under and governed by the equity incentive plan of the Company and the associated form of award.

d. Benefit Plans. During the Term of Employment, Executive shall be eligible to participate in and be covered on substantially the same basis as other senior management of the Company, under all employee benefit plans, programs, and policies of the Company, including vacation, retirement, health insurance, life insurance, short and long-term disability, and continuing education policies. Any employee benefit plan may be amended, modified, or terminated in the sole and absolute discretion of the Board.

e. Vacation/Holidays. During the Term of Employment, Executive shall be entitled to paid vacation and sick days in accordance with the Company’s benefit policy.

f. Expenses. During the Term of Employment, the Company shall pay or reimburse Executive for reasonable and necessary expenses incurred by Executive in the course of Executive’s employment in accordance with the Company’s standard policies and practices as in effect from time to time for senior executive officers.

4. Termination. On the Termination Date, Executive shall be deemed to have immediately resigned from any and all officer, director, and other positions Executive then holds with the Company and its subsidiaries (and this Agreement shall act as notice of resignation by Executive without any further action required by Executive). Except as specifically provided in this Section 4, all other rights Executive may have to compensation and benefits from the Company shall not survive the Termination Date.

a. Termination Due to Death. In the event of Executive’s death during the Term of Employment, Executive’s estate or Executive’s legal representative, as the case may be, shall be entitled to: (i) any Base Salary and Bonus earned but unpaid through the Termination Date; (ii) any vested benefits earned by Executive under any employee benefit plan of the Company under which Executive was participating immediately prior to the Termination Date, such benefits to be provided in accordance with the terms of the applicable employee benefit plan; (iii) any earned but unpaid vacation or other paid time off through the Termination Date; (iv) any unreimbursed business expenses; and (v) Executive’s Base Salary until the first to occur of six months from the date of death or the expiration of the then current Term of Employment (the payments under clauses (i) – (iv) of this Section 4(a) are collectively referred to in the remainder of this Section 4 as the “Accrued Benefits”).

b. Termination Due to Disability. Upon written notice by the Company to Executive or by Executive to the Company, the Company or Executive may terminate Executive’s employment hereunder due to Disability. In such event, Executive or Executive’s legal representative, as the case may be, shall be entitled to: (i) the Accrued Benefits; (ii) any benefit payable under any then-current disability or accidental death and dismemberment policy to Executive, Executive’s estate, or Executive’s legal representative; and (iii) Executive’s Base Salary until the first to occur of six months from the date of termination due to Disability or the expiration of the then current Term of Employment.

c. Termination Without Cause or for Good Reason. The Company may terminate Executive’s employment without Cause upon three months’ advance written notice to Executive. If, during the Term of Employment, Executive’s employment is terminated by the Company without Cause (unless Executive has incurred a termination under Section 4(a) or 4(b)) or if, during the Term of Employment, Executive terminates for Good Reason, Executive shall be entitled to: (i) the Accrued Benefits; (ii) Base Salary continuation for the lesser of the number of full workweeks remaining in the Term of Employment or twelve (12) months, payable under the normal payroll practices of the Company, provided that Executive complies with this Agreement, including Section 6; and (iii) a payment equal to the amount of Executive’s monthly premium for group health benefits for 12 (twelve) months (the items listed in Section 4.3(c)(i)-(iii) are collectively referred to in the remainder of this Section 4 as “Severance Payments”). The Company’s obligation to make the Severance Payments is subject to Executive’s and Company’s execution of a general release substantially in the form attached hereto as Appendix A (the “Release”), which Release must, unless otherwise required by applicable law, become effective within forty-five (45) days following the Termination Date.

d. Termination for Cause. The Company may immediately terminate Executive’s employment for Cause, subject to the notice provisions contained in the “Cause” definition in this Agreement. In such event, Executive shall be entitled to the Accrued Benefits. All other rights to compensation Executive may have shall terminate upon such termination.

e. Termination by Executive without Good Reason. A termination by Executive without Good Reason shall be treated as a termination for Cause.

f. Violation of Covenants. Without limiting the Company’s remedies as set forth in Section 7, upon Executive’s breach of any restrictions set forth in Section 7 that survive the Term of Employment (as determined by a court or other arbiter), the Company shall have no obligation to continue to pay or provide Severance Payments under Section 4, and Executive shall repay to the Company all amounts previously paid to Executive pursuant to Section 4, from and after such breach.

5. Successors and Assigns. This Agreement is personal to Executive and, without the prior express written consent of the Board, shall not be assignable by Executive. As set forth herein, certain rights under this Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, beneficiaries, and/or legal representatives. This Agreement shall be fully assignable by the Company and its respective successors, purchasers, and assigns, in connection with any merger or sale by the Company of all or substantially all of its business and assets.

6. Assignment of Intellectual Property Rights. Executive acknowledges that Work Product and Intellectual Property Rights therein belong to the Company. To the extent any Work Product is not deemed a work made for hire, then Executive hereby assigns to the Company all right, title and interest in and to such Work Product, including all related Intellectual Property Rights. Executive shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after your employment hereunder) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). The parties agree that the provisions of this Section do not apply to any Inventions of Executive’s that qualify for protection under Section 2870 of the California Labor Code (set forth in Appendix B to this Agreement).

7. Executive’s Covenants. As consideration for Executive’s employment with the Company and for other good and valuable consideration, Executive hereby agrees to the restrictive covenants contained in this Section 7.

a. Duty of Loyalty. Executive agrees that at all times during the Term of Employment, Executive is a fiduciary of the Company and will not engage in any other employment, occupation, consulting, or other business activity which is adverse to or competes with the Business of the Company, nor will Executive engage in any business activities that materially conflict with Executive’s duties and obligations to the Company.

b. Confidentiality. Executive shall not, during the Term of Employment or at any time after the Termination Date, without the prior express written consent of the Board, directly or indirectly, use or divulge, disclose, or make available or accessible any Confidential Information to any Person; provided, however, that Executive may disclose Confidential Information: (a) when required to do so in good faith to perform Executive’s duties and responsibilities for and on behalf of the Company; (b) when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, so long as Executive uses commercially reasonable efforts to: (i) provide the Company reasonable prior written notice under the circumstances in order to provide the Company an opportunity to object to such disclosure; and (ii) if requested by the Company, to reasonably cooperate with the Company, at its sole expense, to seek protective treatment of the Confidential Information prior to its disclosure by Executive; (c) to Executive’s attorney or tax adviser for the purpose of securing legal or tax advice or enforcing Executive’s rights under this Agreement or other material agreement with the Company to which Executive is a party. In addition, Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of Executive’s duties under this Agreement). Executive shall also deliver to the Company’s designee, no later than the effective date of any termination of Executive’s employment with the Company for any reason, and without retaining any copies, notes, or excerpts thereof, all memoranda, computer disks, or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of Confidential Information that are in Executive’s actual possession or which are subject to Executive’s control at such time.

c. Federal Defend Trade Secrets Act. Executive is hereby informed that under the federal Defend Trade Secrets Act, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall be construed to prohibit Executive from exercising Executive’s rights under this Section 7(c).

d. Injunctive Relief. Executive acknowledges and agrees that the Company or its subsidiaries may have no adequate remedy at law and would be irreparably harmed if Executive actually breaches or threatens to breach any of the provisions of this Section 7. The Parties agree that either Party, or Company’s applicable subsidiaries, may seek in the Superior Court of California or the United States District Court for the Central District of California, a temporary restraining order or preliminary injunction for the purpose of preserving the status quo until an arbitrator may be appointed under this Agreement.

e. Exceptions to Confidentiality. Executive understands and acknowledges that Executive’s duty of confidentiality and non-disclosure pursuant to this Agreement does not limit or restrict Executive’s ability to communicate directly with the U.S. Securities and Exchange Commission about a possible securities law violation, or limit or restrict Executive’s rights under the National Labor Relations Act, or limit or restrict Executive’s right to communicate with the Equal Opportunity Employment Commission or any other federal, state, or local government agency, office, or official. Nothing in this Agreement shall restrict the Executive from disclosing the Restrictive Covenants of this Section 6 to any actual or prospective employer or contracting entity.

f. Special Severability. The terms of Section 7, as well as the defined terms referenced therein, are intended to contain separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. If, for any reason, any court of competent jurisdiction or arbitrator shall find any provisions of this Section 7 unreasonable for any reason, the restrictions and prohibitions contained herein that have not become null, void, and of no effect shall be effective to the fullest extent allowed under applicable law in such jurisdiction and the court shall be allowed to modify any unduly restrictive provision to the point of greatest restriction permissible by law.

8.	Miscellaneous.

a. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, and Executive’s employment with the Company, including any alleged violation of statute, common law or public policy shall be submitted to final and binding arbitration before JAMS under its Employment Arbitration Rules & Procedures, which are available on the internet at https://www.jamsadr.com/. The arbitration shall take place before a single arbitrator in the City of Los Angeles, California. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator's award is based. Employer will pay the arbitrator's fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorney's fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any determination of which party is the prevailing party and the reasonableness of any fee or costs shall be resolved by the arbitrator. Executive is not required to arbitrate any claim of sexual harassment or sexual assault pursuant to this arbitration clause. The arbitrator shall determine the validity and enforceability of any arbitration agreement and whether the arbitrator has jurisdiction over any dispute.

b. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of California without reference to principles of conflict of laws. Subject to the arbitration provisions of Section 8(a), both Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the courts of the State of California and the United States District Court for the Central District of California, with respect to any controversy, dispute, or claim arising out of or relating to Executive’s employment with the Company or this Agreement.

c. Amendments; Waivers. This Agreement may not be amended or modified nor may any right be waived otherwise than by a written agreement which expressly refers to this Agreement and states that it is an amendment, modification or waiver and is signed by both parties in the case of an amendment or modification or by the party granting the waiver in the case of a waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No delay or omission to exercise any right, power or remedy accruing to either party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to either party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such party of any other rights or the seeking of any other rights or remedies against any other party.

d. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party by reputable overnight courier or by electronic mail addressed as follows:

If to the Company:	Ispire Technology Inc.
Attn: Chief Financial Officer
19700 Magellan Drive
Los Angeles, CA90502

with a copy, which shall not	Ellenoff Grossman & Schole LLP
constitute notice, to:	1345 Avenue of the Americas, 11th Floor
New York, New York 10105
	Attn:	Richard Anslow, Esq and
Asher S. Levitsky PC
	Email:	ranslow@egsllp.com
alevitsky@egsllp.com

If to Executive:	Last address on file with the Company
	Email:	michael@getispire.com

or to such other address as any party shall have furnished to the other in writing in accordance herewith. All such notices shall be deemed to have been duly given: (a) when delivered personally to the recipient; (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid); or (c) by electronic mail transmission, on the date sent, if confirmation of transmission is received by the sender.

e. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

f. Captions; Headings. The captions and headings of this Agreement are not part of the provisions hereof and shall have no force or effect.

g. Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same Agreement. Delivery of executed signature pages hereof by facsimile transmission, telecopy, or portable document format (.pdf) shall constitute effective and binding execution and delivery of this Agreement.

h. Entire Agreement. This Agreement contains the entire agreement between the parties, including their respective Affiliates, concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the parties with respect thereto. Any rights or obligations of the parties arising under any prior employment agreement between the Company and Executive, which would otherwise survive termination of such agreement, including without limitation, any right to severance pay, shall be terminated by execution of this Agreement.

i. Survival of Provisions. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

j. Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. When a reference is made in this Agreement to a Section, paragraph, clause, or Appendix, such reference shall be deemed to be to this Agreement unless otherwise indicated. The words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neutral forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the Agreement’s provisions. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control, solely to the extent of such conflict.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EXECUTIVE	ISPIRE TECHNOLOGY INC.

/s/ Michael Wang	By:	/s/ Tuanfang Liu
Michael Wang	Name:	Tuanfang Liui
	Title:	CEO

APPENDIX A

GENERAL RELEASE AGREEMENT

1. General Release.

a. Executive, in consideration of the performance by the Company of its obligations under the Employment Agreement, dated as of _________, 2023 (the “Employment Agreement”), by and between Ispire Technology Inc., a Delaware corporation (the “Company”), and Michael Wang (“Executive”), does hereby release and forever discharge, as of the date hereof, the Company and each Affiliate of the Company (as those terms are defined in the Employment Agreement), and all present and former directors, officers, agents, representatives, employees, successors, and assigns of the Company and each Affiliate of the Company and each of their direct or indirect owners, in such capacities (collectively, the “Released Parties”), to the extent provided below.

b. Executive understands that any payments or benefits paid or granted to Executive under this General Release Agreement represents, in part, consideration for signing this General Release Agreement and are not salary, wages, or benefits to which Executive was already entitled. Executive understands and agrees that Executive will not receive the Severance Payments specified in the Agreement unless Executive executes this General Release Agreement and does not: (i) revoke this General Release Agreement within the time period permitted hereafter; or (ii) breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy, or arrangement maintained or hereafter established by the Company. Executive also acknowledges and represents that Executive has received all payments and benefits that Executive is entitled to receive (as of the date hereof) by virtue of his employment by the Company.

c. Except (i) as provided below, (ii) for the provisions of the Employment Agreement which are intended to survive the termination of Executive’s employment with the Company and Executive’s rights to enforce this General Release Agreement, and (iii) for any rights Executive has in Executive’s capacity as a holder of equity securities of the Company, Executive knowingly and voluntarily (for Executive and for and on behalf of Executive’s heirs, executors, administrators, and assigns) releases and forever discharges the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release Agreement becomes effective and enforceable), and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which Executive, Executive’s spouse, or any of Executive’s heirs, executors, administrators, or assigns, may have, which arise out of or are connected with Executive’s employment with, or Executive’s separation or termination from, the Company (including, without limitation, any allegation, claim, or violation, arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended (including, without limitation, the Older Workers Benefit Protection Act), the Equal Pay Act of 1963, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, or their state or local counterparts, the California and Federal Family and Medical Leave Acts, the Equal Pay Act, the Fair Credit Reporting Act, the Families First Coronavirus Response Act, PL 116-127; the California Constitution; the California Labor Code, the California Government Code, and/or California Business & Professions Code, any foreign law or statute including the laws and statutes of The Peoples’ Republic of China and the Hong Kong Administrative District, or under any other federal, state, or local civil or human rights law, or under any other local, state, or federal law, regulation, or ordinance, or under any public policy, contract or tort, or under common law; or arising under any policies, practices, or procedures of the Company, or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation, or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing are collectively referred to herein as the “Claims”).

d. Executive agrees that Executive is waiving all rights to sue or obtain equitable, remedial, or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees, and any form of injunctive relief. Notwithstanding the above, the Company and Executive further acknowledge that Executive is not waiving and is not being required to waive any right that cannot be waived under applicable law, including the right to file an administrative charge or participate in a government or an administrative investigation or proceeding; provided, however, that Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, other than a benefit or remedy pursuant to Section 922 of the Dodd- Frank Act or any other government-administered whistleblower award program for providing information directly to the government. Nor does anything in this General Release Agreement waive Executive’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company or any Affiliate of the Company (as those terms are defined in the Employment Agreement), its agents, or employees, where Executive has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

2. No Admission of Liability. Executive agrees that neither this General Release Agreement, nor the furnishing of the consideration for this General Release Agreement, shall be deemed or construed at any time to be an admission by the Company, any Released Party, or Executive of any improper or unlawful conduct.

3. Confidentiality.

a. Executive agrees that this General Release Agreement is confidential and agrees not to disclose any information regarding the terms of this General Release Agreement, except to Executive’s immediate family and any tax, legal, or other counsel Executive has consulted regarding the meaning or effect hereof or as required by applicable law, and Executive will instruct each of the foregoing not to disclose the same to anyone.

b. Any non-disclosure provision in this General Release Agreement does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this General Release Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization, or any governmental entity. This subsection does not prohibit disclosures to the extent necessary legally to enforce this General Release Agreement, nor does it prohibit disclosures to the extent otherwise legally required (but only if Executive notifies the Company of a disclosure obligation or request within one (1) day after Executive learns of it and permits the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure). Nor does this General Release Agreement prevent the disclosure of factual information relating to a claim filed in a civil action or a complaint filed in an administrative action regarding sexual assault, sexual harassment, workplace harassment, or discrimination based on sex, or failure to prevent an act of workplace harassment or discrimination based on sex, or an act of retaliation against a person for reporting an act of harassment or discrimination based on sex. Further, to the extent disclosure of this General Release Agreement is required under any applicable law, the Company shall have the right to make such disclosure.

4. Claims Not Affected by Release. This General Release Agreement does not affect Executive’s right to apply for unemployment, worker’s compensation, or disability compensation to which Executive may be entitled under law or Executive’s right to purchase continuation coverage under the Company’s group health plan which will be offered in accordance with the provisions of COBRA.

5. Return of Property. Executive agrees that, as of the date hereof, Executive has returned to the Company any and all Company property, tangible or intangible, relating to the Company’s business, which Executive possessed or had control over at any time (including, without limitation, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base, and other data) and that Executive shall not retain any copies, compilations, extracts, excerpts, summaries, or other notes of any such manuals, files, documents, records, software, customer data base or other data, except that Executive may retain a copy of his own personnel information.

6. Breach of the Agreement.

a. Notwithstanding anything in this General Release Agreement to the contrary, this General Release Agreement shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Employment Agreement after the date hereof.

b. In the event Executive materially breaches this General Release Agreement or if any representation made by Executive in this General Release Agreement was false in any material respect when made (as determined by final, non- appealable judicial determination by a court having jurisdiction), Executive (i) shall forfeit all right to future benefits under the Employment Agreement, and (ii) must pay reasonable attorneys’ fees and all other reasonable costs incurred as a result of Executive’s material breach or false representation; provided, however, Executive shall not be required to repay all benefits previously received pursuant to the Employment Agreement in the event that Executive challenges the Employment Agreement under the Age Discrimination in Employment Act or the Older Workers’ Benefit Protection Act.

7. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of California, applied without reference to principles of conflicts of laws. Subject Section 8(a) of the Employment Agreement (arbitration), the obligations of which shall apply to this Agreement, both Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the federal courts located within the State of California with respect to any controversy, dispute, or claim arising out of or relating to this Agreement. This General Release Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The captions and headings of this Agreement are not part of the provisions hereof and shall have no force or effect.

8. Interpretation of this General Release Agreement. Whenever possible, each provision of this General Release Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused this General Release Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

Michael Wang

ISPIRE TECHNOLOGY INC.

By:
Name:
Title:

APPENDIX B

CALIFORNIA LABOR CODE SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.